Exhibit 99

FOR IMMEDIATE RELEASE

Investor and Media Contact: Robert L. Saxton

Alliance Gaming

(702) 270-7600

ALLIANCE GAMING UPDATES GUIDANCE FOR FISCAL YEAR 2004 AND 2005

Las Vegas, Nev., June 8, 2004 - Alliance Gaming Corporation (NYSE: AGI) today announced revised earnings guidance for fiscal year 2004 and 2005.

Fiscal Year 2004

For fiscal year ending June 30, 2004, the Company sees earnings from continuing operations in the range of $0.96 to $1.00 per share, compared to the prior guidance of $1.04. The reduction in earnings estimates reflect:

•                                          Lower yields on certain recurring revenue games, coupled with a slower deployment of certain new Wide Area Progressive games in the Nevada market due to regulatory processes.

•                                          The slower approval and deployment of new game revisions in the New York Lottery market.

•                                          The potential overall reduction in new game orders during the quarter, such as the timing of certain events in California.

•                                          Significant increase in R&D expenditures at both Bally and SDG, reflecting the level of game operating platform development work in process.

Fiscal year 2004 will also include the sale of certain leased assets at a Native American Class II facility, which will not affect the new unit sale totals.

Fiscal Year 2005

The Company also revised its earnings guidance for fiscal year 2005 to a range of $1.20 to $1.30 on a fully diluted basis on revenues of $600 million, with stronger sales levels expected in the latter half of the fiscal year.  This revision reflects the following:

•                                          The lack of certainty and the costs associated with emerging jurisdictions, both domestic and international, including the potential timing of expansion activities in the California market.

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•                                          The uncertainty in timing of planned openings in the New York Video Lottery market and the continued minimum contractually required operating costs.

•                                          The negative impact on the competitive operating environment within certain Class II jurisdictions with respect to the uncertainty and lack of definition and enforcement in the regulatory process.

•                                          Accelerated R&D expenditures necessary to complete the operating platform developments currently underway for traditional and central determination markets

Alliance Gaming Corporation is a diversified gaming company headquartered in Las Vegas, Nevada.  The Company is engaged in the design, manufacture, operation and distribution of advanced gaming devices and systems worldwide and is currently the nation’s largest gaming machine route operator and operates a regional casino in central Mississippi. Additional information about the Company can be found on the Alliance Gaming web site at: www.alliancegaming.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the company’s filings with the Securities and Exchange Commission.

- ALLIANCE GAMING CORP. -